November 27, 2006

Craig E. Eisenacher

7645 Old Thyme Court

Parkland, FL 33076

Re: Employment Agreement

Dear Mr. Eisenacher:

This letter (“Agreement”) is to confirm that Everest Global Services, Inc. (“Company”) wishes to make you an offer of employment subject to the following terms and conditions. The term “Group” as used in this letter shall refer to Everest Re Group, Ltd. and all its subsidiaries and affiliates as now or hereafter constituted.

1.	(a)	The terms of this Agreement will commence on December 18, 2006 and, unless terminated sooner or unless extended in writing, will terminate on December 19, 2008.

	(b)	You will be employed by the Company as Executive Vice President and Chief Financial Officer.

	(c)	During the term of your employment, you shall not engage in any activities competitive with the business of the Group or detrimental to the best interests of the Group or the business of the Group.

2.	(a)

As compensation for your services to the Company during the term of your employment, the Company shall pay you a salary at the rate of $400,000 per annum payable according to the Company’s normal payroll schedule.

(b)

In addition to your salary, you will be eligible to participate in Everest Re Group, Ltd.’s Annual Incentive Plan as implemented by the Company. It is understood that this bonus plan is entirely discretionary in nature and may be amended or terminated by Group at any time with or without prior notice to you. For March of 2007, you will receive a minimum bonus of $275,000.

	(c)	You will be entitled to receive 25 days of annual vacation with pay, which may be taken in the calendar year for which it is earned.

3.

At the first practicable time, you will be granted 10,000 stock options and 15,000 restricted shares of Everest Re Group, Ltd. stock in accordance with the Company’s 2002 Stock Incentive Plan as Amended May 2006, subject to approval by the Everest Re Group, Ltd. Compensation Committee. Stock options and restricted shares vest twenty percent per year over a five-year period while you remain employed with the Company.

4.

You will reimbursed up to a maximum of $50,000 for all reasonable expenses associated with the sale of your home in Florida and relocation to the New Jersey area. Reimbursable relocation expenses shall include commission on the sale of your Florida residence, packing, unpacking, moving expenses, storage fees, surveys and closing costs on a new residence and

C. Eisenacher

November 27, 2006

travel associated with relocating, subject to the Corporate Travel Policy. Invoices and proper expense documentation must be submitted for reimbursement.

In addition to the above, the Company will provide reasonable reimbursement for temporary housing for up to 120 days while you establish your residence in the New Jersey area.

5.	(a)

The Company has the right to terminate your employment prior to the termination date of this Agreement for reasons other than misconduct or a breach of Company policies. In such event, a separation payment of $800,000 will be made to you. “Misconduct” shall be defined as any activity as set forth in Paragraph 5(b) below.

(b)

The Company may terminate your employment for cause at any time during the term of this Agreement without prior notice to you. In that event, your employment with the Company shall forthwith be terminated, and except as may be required under Paragraph 5(a) above, the Company shall have no further obligations to you. Termination for cause shall mean a termination of your employment on account of: (i) willful misfeasance or gross negligence by you in a matter of material importance to the conduct of the Group’s affairs; (ii) your negligence having an adverse effect, financial or otherwise, on the Group or on the conduct of the Group’s affairs; (iii) a material breach by you of your obligations under this Agreement or your refusal to satisfactorily perform any duties reasonably required hereunder, after notification by the Company of such breach or refusal and your refusal or failure to remedy such breach within 10 days of such notification; or (iv) your conviction or indictment for a criminal offense.

6.

You recognize that, by reason of your employment hereunder, you may acquire confidential information and trade secrets concerning the operation of the Group and of the clients of the Group, the use or disclosure of which could cause the Group substantial loss and damages that could not be readily calculated and for which no remedy under applicable law would be adequate. Accordingly, you covenant and agree with the Company that you will not, either during the term of your employment hereunder or at any time thereafter, disclose, furnish or make accessible to any person, firm or corporation (except in the ordinary course of business in performance of your obligations to the Group hereunder or with the prior written consent of the Company pursuant to authority granted by a resolution of the Company) any confidential information that you have learned or may learn by reason of your association with the Group. As used in this Paragraph 6, the term “confidential information” shall include, without limitation, information not previously disclosed to the public or any governmental agency by the Group with respect to the business or affairs of the Group including, without limitation, information relating to business opportunities, trade secrets, systems, techniques, procedures, methods, inventions, facilities, financial information, business plans or prospects. Upon termination of this Employment Agreement, you shall immediately return to the Company all documents, records and information in your possession (whether in paper or electronic format) and shall affirmatively confirm and represent that you have not retained any copies thereof.

7.

Without intending to limit the remedies available to the Company, you acknowledge that a breach of the covenants and agreements contained in Paragraph 6 of this Agreement may result in material irreparable injury to the Group for which there is no adequate remedy at law and that it will not be possible to precisely measure damages for such injuries. Therefore, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining you from engaging in activities prohibited by Paragraph 6 or such other relief as may be required specifically to enforce any of the covenants in such Paragraph. You agree to reimburse and indemnify the Company for all legal fees and costs.

8.		This Agreement will be binding upon and inure to the benefit of you and the Company and any successors and assigns of the business of the Company.

C. Eisenacher

November 27, 2006

9.

This Agreement contains all the terms and conditions agreed upon by the parties hereto, and no other agreements, oral or otherwise, regarding your employment and/or this Agreement shall be deemed to exist or to bind any of the parties hereto.

10.	The terms of this Agreement may not be modified or amended except by written instrument signed by the Company and you.

11.	The validity, interpretation, and performance of this Agreement shall be governed by and construed in accordance with the laws of New Jersey.

12.

Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given if delivered in person, or mailed by certified first class, postage prepaid, or sent by a reputable overnight courier service. Notices shall be deemed given as of the date delivered.

13.

If any one or more of the provisions contained in this Agreement shall be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof.

By signing this letter in the space provided below, you acknowledge the Company has recommended that you consult with an attorney prior to commencing your employment under the terms set forth in this Agreement.

Your signature below also acknowledges that you are hereby given ten days to consider this Agreement and that the ten-day period is sufficient time for you to review and evaluate the terms and conditions set out above.

Sincerely,

/s/ JOSEPH V. TARANTO
Joseph V. Taranto Chairman and Chief Executive Officer

CONFIRMED AND ACCEPTED:

/s/ CRAIG EISENACHER
Craig E. Eisenacher

November 29, 2006
Date